                                                                   EXHIBIT 10.30


================================================================================


                            STOCK PURCHASE AGREEMENT

                                       by

                                       and

                                      among

                             ZIFF DAVIS MEDIA INC.,

                           ZIFF DAVIS DEVELOPMENT INC.

                                       and

                          LIONBRIDGE TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE I DEFINITIONS                                                       1

    Section 1.01.  Definitions                                              5
    Section 1.02.  Knowledge Defined                                        6

ARTICLE II PURCHASE AND SALE OF STOCK                                       7

    Section 2.01.  Purchase and Sale                                        7
    Section 2.02.  Purchase Price for Company Stock                         7
    Section 2.03.  Accounts Receivable                                      7
    Section 2.04.  Closing                                                  7

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY           8

    Section 3.01.  Corporate Existence and Power                            8
    Section 3.02.  Properties                                               8
    Section 3.03.  Capitalization                                           8
    Section 3.04.  Sufficiency of Assets                                    9
    Section 3.05.  Title to Assets                                          9
    Section 3.06.  Litigation                                               9
    Section 3.07.  Material Contracts                                       9
    Section 3.08.  Licenses and Permits                                    10
    Section 3.09.  Proprietary Rights                                      10
    Section 3.10.  Employees                                               11
    Section 3.11.  Absence of Undisclosed Liabilities                      11
    Section 3.12.  Finders' Fees                                           11
    Section 3.13.  Non-Contravention                                       12
    Section 3.14.  Taxes                                                   12
    Section 3.15.  Employee Benefit Plans                                  13
    Section 3.16.  Environmental Matters                                   14
    Section 3.17.  Latest Balance Sheet                                    15
    Section 3.18.  Absence of Certain Changes                              15
    Section 3.19.  Intercompany Arrangements                               15
    Section 3.20.  Insurance Coverage                                      15
    Section 3.21.  Disclosure                                              15
    Section 3.22.  Disclaimer of Other Representations and Warranties      15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER                        16

    Section 4.01.  Corporate Existence and Power                           16
    Section 4.02.  Corporate Authorization                                 16

    Section 4.03.  Non-Contravention                                         16
    Section 4.04.  Shares                                                    16
    Section 4.05.  Litigation                                                16
    Section 4.06.  Governmental Authorization                                16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER                            17

    Section 5.01.  Organization and Existence                                17
    Section 5.02.  Corporate Authorization                                   17
    Section 5.03.  Governmental Authorization                                17
    Section 5.04.  Non-Contravention                                         17
    Section 5.05.  Finders' Fees                                             17
    Section 5.06.  Litigation                                                17
    Section 5.07.  Sufficient Funds                                          17
    Section 5.08.  Investment Intent                                         17

ARTICLE VI COVENANTS OF SELLER                                               17

    Section 6.01.  Conduct of the Business                                   17
    Section 6.02.  Access to Information                                     18
    Section 6.03.  Notices of Certain Events                                 18
    Section 6.04.  No Negotiation with Third Parties                         19
    Section 6.05.  Trademarks; Tradenames                                    19

ARTICLE VII COVENANTS OF BUYER                                               19

    Section 7.01.  Access                                                    19

ARTICLE VIII COVENANTS AND AGREEMENTS OF ALL PARTIES                         19

    Section 8.01.  Best Efforts; Further Assurances                          19
    Section 8.02.  Certain Filings                                           20
    Section 8.03.  Public Announcements                                      20
    Section 8.04.  Tax Returns for Periods Through Closing Date              20
    Section 8.05.  Tax Returns for Periods Ending After the Closing Date     20
    Section 8.06.  Tax Refunds or Credits                                    21
    Section 8.07.  Cooperation on Tax Matters                                21
    Section 8.08.  Employee Benefits                                         22
    Section 8.09.  Trademark Assignment                                      22
    Section 8.10.  Certain Employees                                         22
    Section 8.11.  Certain Taxes                                             23
    Section 8.12.  Assignment of Leases                                      23
    Section 8.13.  Continuation of Benefit Coverage                          23

ARTICLE IX CONDITIONS TO CLOSING                                             23

    Section 9.01.  Conditions to the Obligations of Each Party               23
    Section 9.02.  Conditions to Obligation of Buyer                         23
    Section 9.03.  Conditions to Obligations of Seller                       24

ARTICLE X SURVIVAL; INDEMNIFICATION                                          24

    Section 10.01. Survival                                                  24
    Section 10.02. Indemnification                                           25
    Section 10.03. Procedures; No Waiver; Exclusivity                        26

ARTICLE XI TERMINATION                                                       27

    Section 11.01. Grounds for Termination                                   27
    Section 11.02. Effect of Termination                                     27

ARTICLE XII MISCELLANEOUS                                                    27

    Section 12.01. Notices                                                   27
    Section 12.02. Amendments; No Waivers                                    28
    Section 12.03. Expenses                                                  28
    Section 12.04. Successors and Assigns                                    28
    Section 12.05. Governing Law                                             28
    Section 12.06. Counterparts; Effectiveness                               29
    Section 12.07. Entire Agreement                                          29
    Section 12.08. Captions                                                  29

                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of July 3, 2002 among Lionbridge Technologies, Inc., a Delaware corporation ("Buyer"), Ziff Davis Development Inc. (the "Seller") and Ziff Davis Media Inc. ("ZDM").

                              W I T N E S S E T H:

     WHEREAS, the authorized capital stock of eTesting Labs Inc. (the "Company") consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding (collectively, the "Company Stock"). The Seller owns beneficially and of record 100% of the outstanding Company Stock; and

     WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of Company Stock upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person where "control" means the possession, directly or indirectly, of the power to elect a majority of the board of directors or other similar managing body of a Person whether through the ownership of voting securities, by contract or otherwise.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

     "Alliance Agreement" means the Alliance Agreement substantially in the form of Exhibit A attached hereto.

     "Ancillary Agreements" means the Benchmark License Agreement, the Alliance Agreement, and all other agreements contemplated herein.

     "Benchmark License Agreement" means the Benchmark License Agreement substantially in the form of Exhibit B attached hereto.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Foster City Lease" means that certain Vintage Park Net Lease, dated June 13, 1991 by and between Spieker Properties, L.P. and Ziff Davis Publishing Inc., as amended.

     "Latest Balance Sheet" means the balance sheet of the Company as of May 31, 2002.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Leases" has the meaning set forth in Section 3.02(b).

     "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations of the Company's business taken as a whole.

     "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Company; provided that none of the following shall constitute a Material Adverse
Effect: (i) any effect due to a disruption of the business of the Company as a result of the announcement of the execution of this Agreement or changes caused by the taking of any action required or permitted under this Agreement; or (ii) any change in United States generally accepted accounting principles.

     "Permitted Lien" means (i) Liens for Taxes not yet due and payable, (ii) Liens of carriers, warehousemen, mechanics and materialmen and incurred in the ordinary course of business for amounts which are not yet due and which individually or in the aggregate are not material to the Company, and (iii) other Liens arising in the ordinary course of business arising since the date of the Latest Balance Sheet; and which individually or in the aggregate or not material to the Company.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Proprietary Rights" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     "Tax Authority" means any governmental authority responsible for the imposition of any Tax.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 1.02. Knowledge Defined. For purposes of this Agreement, the term "Seller's knowledge" or "to the knowledge of Seller" as used herein shall mean the knowledge of Bart Catalane, Mark Van Name and Carolyn Schurr-Levin (with respect to Section 3.06 only).

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

     Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Buyer will purchase from the Seller, and the Seller will sell and transfer to the Buyer, all of the shares of Company Stock owned by the Seller, free and clear of all Liens.

     Section 2.02. Purchase Price for Company Stock. The purchase price for the Company Stock (the "Purchase Price") shall be equal to $2,250,000. The purchase price shall pay payable as follows: (i) $1,000,000 (the "Closing Cash Purchase Price") payable by Buyer in cash at Closing as provided in Section 2.04 below,
(ii) $350,000 payable by Buyer in cash on August 9, 2002 and (ii) $900,000 paid to Seller through either the collection of accounts receivable of the Company or, if applicable, the payment described in Section 2.03(a)(i) below.

     Section 2.03. Accounts Receivable.

     (a) At the Closing, the Company shall assign ownership of all accounts receivable (the "Accounts Receivable") of the Company in existence at the time of Closing to Seller. During the period beginning on the Closing Date and ending sixty (60) days after the Closing Date (the "Collection Period"), the Company shall collect the Accounts Receivable. During the Collection Period, all amounts collected with respect to the Accounts Receivable shall be deposited into an account designated by Seller. At the termination of the Collection Period, (i) if the aggregate amount collected with respect to the Accounts Receivable is less than $900,000, Buyer shall immediately pay the amount of such deficiency to Seller by wire transfer of immediately available funds to an account designated by Seller and (ii) upon the payment in full of any deficiency, Seller shall promptly assign all uncollected Accounts Receivable to Buyer. At the termination of the Collection Period, (i) if the aggregate amount collected with respect to the Accounts Receivable is more than $900,000, Seller shall immediately pay to Buyer the amount of such excess by wire transfer of immediately available funds to an account designated by Buyer and (ii) Seller shall promptly assign all uncollected Accounts Receivable to Buyer.

     (b) During the Collection Period, Seller shall provide Buyer (i) a report each business day setting forth all receipts of Accounts Receivable for the previous business day and (ii) a report each week setting forth all receipts of Accounts Receivable for the previous week. If, at any time after the Collection Period and after payment in full of the deficiency amount, if any, by Buyer as contemplated in Section 2.03(a), Seller receives any payments on account of any of the Accounts Receivable, then Seller shall promptly (but in any event within three (3) business days of receipt thereof) remit such funds to Buyer.

     Section 2.04. Closing. The closing (the "Closing") of the purchase and sale of the Company Stock hereunder shall occur by an exchange of executed documents via facsimile and overnight mail, as soon as possible, but in no event later than 3 business days after satisfaction of the conditions set forth in Article IX, or at such other time or place as Buyer and Seller may agree, but in no event later than July 10, 2002. At the Closing,

     (a) Buyer shall deliver to Seller by a wire transfer or delivery of other immediately available funds to an account designated by Seller, in the amount of the Closing Cash Purchase Price.

     (b) Seller will deliver to the Buyer stock certificates representing the Company Stock, duly endorsed for transfer and accompanied by duly executed stock powers.

     (c)   The Company shall assign to Seller the Accounts Receivable.

     (d) Without prejudice to Buyer's rights under Section 9.02(a), Seller shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

     (e) Seller and Buyer shall also execute and deliver the Ancillary Agreements and all other instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     Seller hereby represents and warrants to Buyer that:

     Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.

     Section 3.02. Properties.

     (a) The Company owns or leases all personal property used in connection with the operation of the business of the Company. Schedule 3.02(a) describes all material personal property used in connection with the operation of the business of the Company and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic rent.

     (b) The real property demised by the leases described on Schedule 3.02(b) attached hereto (the "Leases") constitutes all of the real property owned or leased by the Company or used in the business of the Company.

     (c) Except as set forth on Schedule 3.02(c), the Leases are in full force and effect, and Ziff Davis Publishing Inc. holds a valid and existing leasehold interest under each of the Leases. Ziff Davis Publishing Inc. is not in default in any material respect under any of the Leases.

     (d) No violation of any law, regulation or ordinance relating to the business, assets or properties of the Company currently exists, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no lawsuits affecting any of the assets or properties of the Company pending or, to the knowledge of Seller threatened, which might materially detract from the value of such assets and properties, materially interfere with any present or intended use of such assets and properties or materially adversely affect the marketability of such assets and properties.

     (e) The Company does not have and never has had any subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

     Section 3.03. Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 3.03 attached hereto. All of the issued and outstanding shares of the Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other similar securities, agreements or commitments to which the Company is a party or by which the Company is bound providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock or equity appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     Section 3.04. Sufficiency of Assets. Except as set forth on Schedule 3.04, the assets owned, leased or licensed by the Company are sufficient and adequate for the conduct of the business of the Company as presently conducted.

     Section 3.05. Title to Assets. Other than with respect to the Leases, at the Closing, the Company will have good title in and to, or a valid leasehold interest in, all personal and real property used in connection with the operation of the business of the Company, free and clear of all Liens other than Permitted Liens. As referenced in Section 2.1 of the Benchmark License Agreement, ZDM is the owner of the Software, the Application Programs and the Derivative Works used by the Company. From and after the Closing, the Company's right to use the Software, the Application Programs and the Derivative Works shall be governed by the Benchmark License Agreement.

     Section 3.06. Litigation. Except as set forth on Schedule 3.06, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, the Company, its business or any of its assets before any court or arbitrator or any governmental body, agency or official or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     Section 3.07. Material Contracts.

     (a) Except for the contracts disclosed in Schedule 3.07 or any other Schedule to this Agreement, the Company is not a party to or subject to, and the business of the Company is not bound by:

            (i)     any lease;

            (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets where the obligation under such contract exceeds $10,000;

            (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets where the obligation under such contract exceeds $10,000;

            (iv) any partnership, joint venture or other similar contract arrangement or agreement;

            (v)     any contract relating to indebtedness for borrowed money;

            (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

            (vii) any agreement, contract or commitment that substantially limits the freedom of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset of the Company or that would so limit the freedom of the Buyer after the Closing Date;

            (viii) any agreement, contract or commitment with any employee concerning the payment of separation or severance upon a change of control of the Company or upon termination of employment;

          (ix) any plan or policy of either the Company providing for severance or separation payments to any employee of the Company or any category of employees of the Company in the event of a change of control of the Company or upon termination of employment; or

          (x) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Company.

     (b) Each contract listed on Schedule 3.07 or any other Schedule to this Agreement, is a valid and binding agreement of the Company or the business of the Company, as applicable, and is in full force and effect, and neither the Company nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     (c) Except as set forth on Schedule 3.07, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it or its business is bound is required or necessary for the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

     Section 3.08. Licenses and Permits. Schedule 3.08 correctly describes each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the business or assets of the Company, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Except as set forth on the Schedule 3.08, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

     Section 3.09. Proprietary Rights.

     (a) Schedule 3.09 sets forth a list of all material Proprietary Rights owned or licensed by the Company or used in its business, specifying as to each, as applicable: (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Proprietary Right owned by the Company, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Schedule 3.09 sets forth a list of all domain names and URLs of sites ("Websites") on the World Wide Web used by the Company in its business.

     (b) (i) Except as set forth on Schedule 3.09, since June 5, 2000 the Company has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any Proprietary Rights owned or used by the Company and (ii) the Seller has no knowledge of any other claim or material infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Proprietary Rights owned or used by the Company. No Proprietary Right owned by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any

Proprietary Right. The Proprietary Rights owned by the Company do not include any "open source", GPL or GNU licensed or other publicly-available software.

     (c) To the knowledge of Seller, none of the processes and formulae, research and development results and other know-how relating to the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Affiliate thereof to any Person other than employees, representatives and agents of the Company under an agreement of confidentiality except where such disclosure would not have a Material Adverse Effect.

     Section 3.10. Employees. Schedule 3.10 sets forth a true and complete list of the names, titles, annual salaries or hourly wage rates and other cash compensation of all employees of the Company. All of such employees are employees-at-will. The Company will not incur any employee severance obligations solely as a result of the sale of the Company Stock to Buyer. Any persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. Hours worked by and payments made to employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. The Company is not, and to the knowledge of Seller, has never been, engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to Proprietary Rights or assignment of inventions. The Company has never been and, to the knowledge of the Seller, is not now subject to a union organizing effort. The Company is not a party to any pending, or to the Seller's knowledge, threatened, labor dispute. The Company has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of the Seller, threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of the Company's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise (collectively, such claims are hereinafter referred to as "Employment Claims").

     Section 3.11. Absence of Undisclosed Liabilities. As of the Closing, the Company will have no obligations or liabilities (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, except for (i) liabilities or obligations under contracts or commitments described in Schedule 3.07 or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected in the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, and (iv) liabilities otherwise expressly disclosed in this Agreement or the Schedules attached hereto.

     Section 3.12. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 3.13. Non-Contravention. Except as set forth on Schedule 3.13, the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company.

     Section 3.14. Taxes(a) Except as set forth on Schedule 3.14, the Company and each Affiliated Group of which the Company is or was a member (a "Consolidated Group") have timely filed all Tax Returns required to be filed and have paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes required to be withheld from amounts paid or owing to employees, creditors and third parties. All Tax Returns filed by or on behalf of the Company and each Consolidated Group were complete and correct in all respects. Except as set forth on Schedule 3.14, none of the Tax Returns filed by the Company or any Consolidated Group, or Taxes payable by the Company or any Consolidated Group, have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit (relating to the Company's assets or business or that otherwise affects the Company or impairs the Company's use of its assets), action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company and Seller, threatened. Except as set forth on Schedule 3.14, neither the Company nor any Consolidated Group (i) is currently the beneficiary of any extension of time within which to file any Tax Return and (ii) has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in Schedule 3.14.

     (b) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162(m) or Section 404 of the Code as a result of the transactions contemplated by this Agreement. The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (c) No notice has ever been given to the Company by a Tax Authority in a jurisdiction where the Company or any Consolidated Group, as the case may be, does not file Tax Returns that the Company or any Consolidated Group, as the case may be, is or may be subject to Tax in that jurisdiction. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. None of the shares of Company Stock are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. The Company has never been either a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Section 355 of the Code.

     (d) The Company is not a party to any Tax sharing agreement or similar arrangement. The Company has never been a member of a group filing a consolidated federal income Tax Return other than a group the common parent of which is Ziff Davis Holdings, Inc. ("ZD Holdings").

     (e) There are no liens for Taxes upon any of the assets, other than for ad valorem taxes not yet due and payable. The unpaid Taxes of the Company did not, as of the Closing Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Latest Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. The Company will not incur any liability for Taxes from the date of the Latest Balance Sheet through the Closing Date other than in the ordinary course of business and consistent with past practice.

     (f) Schedule 3.14 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

     (g) The Company does not have any liability for the Taxes of any Person (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

     (h) The Company will not realize any income or gain (including but not limited to income or gain triggered by Treas. Reg. Section 1.1502-13) as a result of the consummation of the transactions contemplated by this Agreement.

     (i) There are no closing agreements pursuant to Section 7121 of the Code (or any analogous provisions of state, local or foreign law) with the Internal Revenue Service or any other Tax Authority that could increase the Tax liability or otherwise adversely affect the Tax treatment of the Company for any taxable period ending on the Closing Date.

     Section 3.15. Employee Benefit Plans. (a) Schedule 3.15 lists each "Employee Benefit Plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any plan, contract, arrangement or policy (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits ("Benefit Arrangements") that is maintained or contributed to by the Company. With respect to each Employee Benefit Plan, all annual reports (Form 5500) required to be filed by the Company with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis. Copies or descriptions of all Employee Benefit Plans and

Benefit Arrangements, the Forms 5500 for plan year 2000 (for plans which require a Form 5500 to be filed) and accurate summary plan descriptions have been made available or furnished to the Buyer.

     (b) Each Employee Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Benefit Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan.

     (c) Neither the Company nor any ERISA Affiliate maintains or has ever maintained or contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413 of the Code, or any Employee Benefit Plan subject to Title IV of ERISA.

     (d) All contributions and payments accrued under each Employee Benefit Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. There are no pending or anticipated claims against or otherwise involving any Employee Benefit Plan or Benefit Arrangement and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course) has been brought against or with respect to any Employee Benefit Plan or Benefit Arrangement.

     (e) With respect to the employees and former employees of the Company, there are no employee post-retirement health plans or life insurance in effect, except as required by Section 4980B of the Code or, if applicable, state law. No tax under Section 4980B or Section 4980D of the Code (or applicable state law governing continuation health coverage) has been incurred in respect of any Employee Benefit Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (f) Except as set forth on Schedule 3.15, no employee of the Company will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     (g) No provision of this Section 3.15 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this
Section 3.15 shall create any such rights in any Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Benefit Plan or Benefit Arrangement.

     Section 3.16. Environmental Matters. To the knowledge of Seller, the Company has complied with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"). The Company has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials").

To the knowledge of Seller, there is no underground storage tank or asbestos on any real property owned, operated or leased by the Company. The Company has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by the Company. To the knowledge of Seller, there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to the Company's operations or activities, or any real property at any time owned, operated or leased by the Company, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     Section 3.17. Latest Balance Sheet. The Latest Balance Sheet fairly presents in all material respects the financial position of the Company as of its date in accordance with generally accepted accounting principles consistently applied during the periods involved except as otherwise stated therein.

     Section 3.18. Absence of Certain Changes. Since the date of the Latest Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practices, and there has not been any Material Adverse Change.

     Section 3.19. Intercompany Arrangements. The Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of the Seller or any of its Affiliates. Since the date of the Latest Balance Sheet, there has not been any payment by the Company to the Seller or any of its Affiliates, charge by the Seller or any of its Affiliates to the Company or other transaction between the Company and the Seller or any of its Affiliates, except in any such case in the ordinary course of business of the Company consistent with past practice.

     Section 3.20. Insurance Coverage. The Company has furnished to Buyer a list of all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which the Company has been given notice that coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid or accrued and the Company is otherwise in compliance with all material terms and conditions of all such policies. Such policies of insurance (or other policies providing substantially similar insurance coverage) have been in effect since January 1, 2001 and are in full force and effect. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

     Section 3.21. Disclosure. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

     Section 3.22. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 3 and Article 4, Seller makes no representations or warranty, express or implied, at law or in equity and any such other representations and warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, Seller shall not be deemed to make to Buyer any representation or warranty other than as expressly made by Seller in this Agreement and any agreements which consummate transactions contemplated by this Agreement. Notwithstanding anything to the contrary, Seller makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenue, expenses or expenditures or future results of operations notwithstanding any otherwise express representations and warranties made in this Article 3 and Article 4 hereof, or (b) expect as expressly covered by a representation and warranty contained in this Article 3 and Article 4 hereof, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to the Company or Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

     Section 4.01. Corporate Existence and Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by Seller this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby are within the Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

     Section 4.03. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller; or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller.

     Section 4.04. Shares. Seller holds of record and owns beneficially and at the Closing will have good and marketable title to the shares of Company Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and the state securities laws), claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

     Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller threatened against or affecting, Seller before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which would adversely affect Seller's performance under this Agreement.

     Section 4.06. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warranties to Seller that:

     Section 5.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     Section 5.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements do not and will not
(i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

     Section 5.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 5.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which would adversely affect Buyer's performance under this Agreement.

     Section 5.07. Sufficient Funds. Buyer shall have at Closing sufficient funds to pay the Purchase Price to Seller hereunder.

     Section 5.08. Investment Intent. The Buyer is acquiring the Company Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of applicable securities laws.

                                   ARTICLE VI

                               COVENANTS OF SELLER

     Seller agrees that:

     Section 6.01. Conduct of the Business. From the date hereof until the Closing Date, Seller will cause the Company to, and Seller will conduct the Company's business in the ordinary course consistent with past practice, use their reasonable best efforts to (i) preserve intact the business organization of the Company and relationships with third parties having business relations with the Company, and (ii) keep available the services of the present employees of the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will cause the Company not to:

     (a)     acquire a material amount of assets from any other Person;

     (b) sell, lease, license or otherwise dispose of any assets (other than accounts receivable in the ordinary course of business);

     (c) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

     (d)     issue any capital stock;

     (e) (i) grant any severance or termination pay to any director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party, (iv) change compensation, bonus or other benefits payable to directors, officers or employees of the Company, (v) accelerate the vesting or otherwise modify any Company option, restricted stock or other outstanding rights or other securities, or (vi) change any other Company policy or practice; or

     (f)     agree or commit to do any of the foregoing.

The Seller will not, and will cause the Company not to, (i) take or agree or commit to take any action that would make any representation and warranty of the Company or Seller under this Agreement on the date of its execution and delivery inaccurate in any material adverse respect at, or as of any time prior to, the Closing Date or (ii) intentionally omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material adverse respect at any such time.

     Section 6.02. Access to Information. From the date hereof until the Closing Date, Seller will cause the Company to, and Seller will (a) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives reasonable access at all reasonable times and with prior written notice, to the offices, properties, books and records of the Company, and (b) furnish to Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its business as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Company's business and; provided further that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

     Section 6.03. Notices of Certain Events.

     Seller shall promptly notify Buyer of:

             (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

             (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or it business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or Article IV of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 6.04. No Negotiation with Third Parties. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, Seller agrees that neither Seller, nor the Company or any of their Affiliates, agents or representatives shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person concerning the possible acquisition by such third party of the Company or any assets or business of the Company other than as contemplated or permitted by this Agreement.

     Section 6.05. Trademarks; Tradenames. As soon as practicable after the Closing Date, but in any event no later than 90 days after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names of the Company, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

                                  ARTICLE VII

                               COVENANTS OF BUYER

     Buyer agrees that:

     Section 7.01. Access. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

                                  ARTICLE VIII

                     COVENANTS AND AGREEMENTS OF ALL PARTIES

     The parties hereto agree that:

     Section 8.01. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 8.02. Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.04. Tax Returns for Periods Through Closing Date. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis the Tax Returns of or including the Company for all taxable periods which end on or before the Closing Date ("Pre-Closing Periods") and shall include, or shall cause its appropriate Affiliate to include, the income (including any deferred income triggered into income by Treas. Reg. Sections 1.1502-13 and any excess loss accounts taken into income under Treas. Reg. 1.1502-19) of the Company on the consolidated federal income Tax Return of the group of affiliated U.S. corporations of which ZD Holdings is the common parent (and any consolidated, combined, unitary, or other affiliated group Tax Returns for state, local, or foreign tax purposes) for all periods through the Closing Date and pay, or cause its appropriate Affiliate to pay, any federal income Taxes attributable to such income. The Company shall furnish Tax information to the Seller, as reasonably required, for inclusion in such consolidated federal income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Seller will allow, or will cause its appropriate Affiliate to allow, Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company. Seller will take, and will ensure that its Affiliates take, no position on such Tax Returns that relates to the Company that would adversely affect the Company after the Closing Date without the approval of Buyer, which approval shall not be unreasonably withheld. The income and other items of the Company will be apportioned between the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date. Seller will not settle, and will ensure that its Affiliates do not settle, any audit in a manner which would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     Section 8.05. Tax Returns for Periods Ending After the Closing Date. (a) With respect to any Tax Return of the Company for a taxable period that begins on or before and ends after the Closing Date (a "Straddle Period Return"), the Buyer shall, unless waived by the Seller, deliver a copy of such Tax Return to Seller at least 45 calendar days prior to the due date thereof (giving effect to any extension thereof), accompanied by an allocation, in accordance with Sections 8.05(b) and 8.05(c) below, of any Taxes shown to be due on such Tax Return between the portion of such taxable period ending on the Closing Date and the portion thereof beginning on the day immediately following the Closing Date. Such Tax Return and allocation shall be final and binding on Seller and its Affiliates unless, within 15 business days after the date of receipt by Seller of such Tax Return and allocation, Seller delivers to Buyer a written request for changes to such Tax Return or allocation, together with the reasons thereof set out with reasonable specificity. No later than (i) seven calendar days before the due date (including any extensions thereof) for payment of Taxes with respect to such Tax Return or (ii), in the event of a dispute, seven calendar days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm reasonably satisfactory to Seller and Buyer, Seller shall pay to Buyer the portion of the Taxes set forth on such Tax Return that is allocable to the period ending on the Closing Date that (i) has not been previously paid by Seller to Buyer or to the appropriate Tax Authority, after giving effect to any agreement of the parties or any determination by the independent accounting firm, net of any payments made prior to the Closing Date in respect of such Taxes and (ii) is not shown as reserved for on the Latest Balance Sheet.

     (b)    In the case of a Straddle Period Return, except as provided in
Section 8.05(c) below, the allocation of such Taxes between the portion of such taxable period ending on the Closing Date and the portion thereof beginning on the day immediately following the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For purposes of this Agreement, any Tax resulting from the departure of the Company from the affiliated group of which ZD Holdings is the common parent (resulting from the triggering into income of deferred intercompany transactions or excess loss accounts or otherwise) shall be conclusively deemed attributable to the portion of such taxable period ending on the Closing Date.

     (c) Notwithstanding the provisions of Section 8.05(b) above, in the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the portion of such taxable period ending on the Closing Date shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided, however, that if any property, asset or other right of the Company is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the portion of such taxable period ending on the Closing Date.

     Section 8.06. Tax Refunds or Credits. Any refund of Taxes (including any interest thereon) attributable to a portion of a taxable period ending on or before the Closing Date and relating to the Company shall be the property of the Seller and shall be retained by the Seller (or, if applicable, promptly paid by the Buyer to the Seller if any such refund (or interest thereon) is received by the Buyer). If the Seller or any of its Affiliates take or permit to be taken any action without the approval of Buyer, which approval shall not be unreasonably withheld, with respect to a Tax Return of, or that includes or affects, the Company for a portion of a taxable period ending on or before the Closing Date and such action affects adversely the Tax position of the Buyer or the Company in any other taxable period or portion thereof, the Buyer shall be entitled to indemnity under Section 10.02 for the full amount of its or the Company's damages arising from such adverse effect.

     Section 8.07. Cooperation on Tax Matters. (a) Buyer and the Seller shall cooperate fully

(and Seller shall cause its Affiliates to cooperate fully), as and to the extent reasonably requested by one party of another, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, and Seller agree (and Seller shall cause its Affiliates to agree) (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

     (c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.

     Section 8.08. Employee Benefits. Nothing contained in this Agreement will be considered as requiring the Buyer or the Company to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period following the Closing, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment.

     Section 8.09. Trademark Assignment. For the Purchase Price, Seller, on behalf of the Company, hereby assigns and transfers to Buyer all right, title and interest of the Company in and to the trademarks and service marks, trademark and service mark registrations and trademark and service mark applications listed on Schedule 3.09 (the "Trademarks"), together with the goodwill of the Company's business symbolized thereby, as well as any causes of action the Company may have for infringement of the Trademarks as of the Closing Date. For the Purchase Price, Seller will cause Ziff Davis Publishing Holdings Inc. ("Holdings") to, assign and transfer to the Company all right, title and interest of Holdings in and to all Websites listed on Schedule 3.09 used in the Company's business and owned by Holdings. The Seller covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment and sale. Seller further covenants that Seller will, upon Buyer's request, promptly execute and deliver to Buyer, any and all papers or instruments required to maintain and enforce the Trademarks which may be necessary or desirable to carry out the purposes hereof.

     Section 8.10. Certain Employees. Buyer acknowledges and agrees that (i) certain employees of Seller or Seller's Affiliates are occupying and using the premises that the Company is currently utilizing located at 320 Lakeside Drive, Foster City, California (the "Facility"), and (ii) such employees and certain assets used exclusively by such employees of Seller or Seller's Affiliates located at such premises are the property of Seller or an Affiliate of Seller. Upon the Closing, Buyer shall cause the Company to grant to Seller or an Affiliate of Seller, as the case may be, the right and license to use and occupy the Facility for a period of thirty (30) days after the Closing and Seller shall, or shall cause an Affiliate of Seller to, remove such employees and assets from the Facility within such period.

     Section 8.11. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid when due by the party against which such Taxes or Fees are assessed, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, the Seller or Buyer, as the case may be, will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 8.12. Assignment of Leases. Prior to Closing, Seller shall use its reasonable best efforts to secure the assignment of the Foster City Lease to the Company. To the extent that the Foster City Lease is not assigned to the Company prior to Closing, Buyer and Seller will cooperate to secure the assignment of the Foster City Lease to the Company after the Closing. At the Closing, Buyer shall assume all liabilities and obligations with respect to the Leases and be entitled to all benefits and rights under the Leases.

     Section 8.13. Continuation of Benefit Coverage. For a period beginning on the Closing Date and continuing until July 31, 2002, Seller shall, or shall cause its appropriate Affiliate to, provide the employees of the Company the same medical, dental, vision, life and disability coverage as was provided to such employees under Seller's or an Affiliate of Seller's employee benefit plans immediately before Closing. Buyer shall promptly after July 31, 2002 reimburse Seller or the appropriate Affiliate of Seller for all costs and expenses incurred by Seller or its Affiliates in providing such coverage.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing substantially on the terms contained herein.

     (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     (c) Each of Buyer and Seller shall have executed and delivered to the other each of the Ancillary Agreements to be entered into at Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

     Section 9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Company and Seller contained in this Agreement which are qualified as to materiality shall have been true and correct, and the representations and warranties of the Company and Seller which are not qualified as to materiality shall have been true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made at and as of such date and (iii) Buyer shall have received a certificate signed by an officer of the Seller to the foregoing effect.

     (b) Without prejudice to Buyer's rights under Section 9.02(a), Seller shall have delivered to Buyer revised schedules to this Agreement containing information updated to the Closing Date.

     (c) Buyer shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

     (d) Seller shall have delivered to Buyer a balance sheet of the Company dated as of June 30, 2002 and such balance sheet shall not show any Material Adverse Change from the Latest Balance Sheet.

     (e) Seller shall have obtained releases of the guarantees of the Company of any debt obligations of Seller or its Affiliates.

     (f) Buyer shall have received copies of all documents, satisfactory in form and substance to Buyer and its counsel, providing for the Seller's senior lenders' release of any Liens attaching to the Company Stock and the assets and properties of the Company

     (g) Seller shall have delivered to Buyer a properly executed certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably satisfactory to Buyer.

     Section 9.03. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Buyer shall have performed in all material respect all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall have been true and correct, and the representations and warranties of Buyer which are not qualified as to materiality shall have been true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

     (b) Seller shall have obtained the consent of the its senior lenders to the transactions contemplated herein and the senior lenders shall have released their liens on the Company Stock and, if any, on the assets and properties of the Company.

     (c) The amount of accounts receivable of the Company at Closing shall be at least $900,000.

     (d) Seller shall have received all other closing documents it may reasonably request, all in form and substance reasonably satisfactory to Seller.

                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

     Section 10.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date or in the case of the covenants, agreements, representations and warranties contained in Sections 3.14, 3.15 and
8.04 through and including 8.07, until the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later (the "Expiration Date"). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, with respect to the item contained in such notice. Neither Seller nor Buyer shall be liable for any claim for indemnification under
Section 10.02 unless written notice specifying in reasonable detail the nature of the claim thereunder is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the Expiration Date. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them during any investigation, examination or otherwise.

     Section 10.02. Indemnification.

     (a) Seller and ZDM shall jointly and severally indemnify Buyer and its Affiliates (the "Buyer Group") against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of third party investigations and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding but excluding any incidental, consequential or punitive damages) (collectively, "Loss") incurred or suffered by Buyer or any of its Affiliates arising out of:

                   (i) any inaccuracy in any representation or breach of warranty of Seller contained in this Agreement or any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith (taking into account any disclosures made pursuant to Section 2.04(d));

                   (ii) any failure by Seller or any of its Affiliates to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by them in this Agreement; or

                   (iii) any federal or state Tax liability of the Company attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued for on the Latest Balance Sheet.

     (b) Buyer shall indemnify Seller and its Affiliates (the "Seller Group") against and agrees to hold each of them harmless from any and all Loss incurred or suffered by the Seller Group arising out of:

                   (i) any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement or any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith; or

                   (ii) any failure by Buyer or any of its Affiliates to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by them in this Agreement.

     The Buyer Group's right to seek indemnification hereunder, and the aggregate liability of

Seller, ZDM and their Affiliates to the Buyer Group with respect to the transaction contemplated by this Agreement, (x) shall be limited solely to an aggregate amount equal to the Purchase Price (the "Cap") and (y) the Buyer Group shall not be entitled to seek indemnification with respect to any individual Loss unless such Loss together with all other Losses of the Buyer Group exceeds 1% of Purchase Price in the aggregate, in which case the Buyer Group shall be entitled to indemnification relating back to the first dollar of Losses; provided that the Buyer Group's right to seek indemnification hereunder for any
(i) inaccuracy or breach of the representations and warranties contained in Sections 3.06 (Litigation), 3.14 (Taxes) 3.15 (Employee Benefit Plans) and (ii) any failure by Seller or any of its Affiliates to perform or observe any covenant contained in Sections 8.04 (Tax Returns for Periods Through Closing
Date) through and including 8.07 (Cooperation on Tax Matters) shall not be limited to the Cap. The Seller Group's right to seek indemnification hereunder, and the aggregate liability of Buyer and Affiliates to Seller Group with respect to the transactions contemplated by this Agreement shall be limited solely to an aggregate amount equal to the Cap; provided that the Seller Group's right to seek indemnification hereunder for any (i) inaccuracy or breach of the representations and warranties contained in Section 5.08 (Investment Intent) and
(ii) any failure by Buyer or any of its Affiliates (including without limitation, the Company after the Closing) to perform or observe any covenant contained in Sections 8.04 (Tax Returns For Periods Through Closing Date) through and including 8.07 (Cooperation on Tax Matters) shall not be limited to the Cap.

         The Seller Group's indemnifications obligation to the Buyer Group in respect of Losses for which indemnification is provided under this Agreement (a "Seller Group Indemnified Loss") will be reduced by any amounts received or receivable by or on behalf of the Buyer Group from third parties (net of costs and expenses (including reasonable legal fees and expenses) incurred by the Buyer Group in connection with seeking to collect and collecting such amounts), in respect to such Seller Indemnified Losses. No insurer or other third party who would otherwise be obligated to pay any claim shall be relieved of the responsibility with respect to such claim or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect to such claim. The Parties agree that the indemnification provisions hereof shall not confirm any benefit upon an insurer or any other third party which such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions.

         Section 10.03. Procedures; No Waiver; Exclusivity.

         (a) The party seeking indemnification under Section 10.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. Seller may, at its option, assume the defense of the Indemnified Party against any third party claim with respect to which the Buyer Group is seeking indemnification under Section 10.02(a) above (including the employment of counsel and the payment of expenses). Buyer may, at its option, assume the defense of the Indemnified Party against any third party claim with respect to which the Seller Group is seeking indemnification under
Section 10.02(b) above (including the employment of counsel and the payment of expenses). Any Indemnified Party shall have the right to employ separate counsel in any such third party claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such third party claim, to assume the defense of such third party claim or (ii) the employment of such counsel has been specifically authorized by the Indemnifying Party in the case of all third party claims with respect to which the Buyer Group is entitled to indemnification under Section 10.02(a) above. The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

         (b) After the Closing, Section 10.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the sale of Company Stock to the Buyer; provided, however, that nothing set forth in this sentence shall limit or impair the rights and remedies that any party hereto may have for equitable relief or specific performance. Notwithstanding the foregoing, that there will be no limitation on the obligations of any Indemnifying Party for indemnifiable amounts arising out of criminal activity or activity constituting fraud under applicable law by such party in connection with this Agreement.

                                    ARTICLE XI
                                   TERMINATION

         Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

             (i) by mutual written agreement of Seller and Buyer; or

             (ii)by either Seller or Buyer if the Closing shall not have been consummated on or before July 19, 200; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose breach of this Agreement has been a significant cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

         Section 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 12.03 shall survive any termination hereof pursuant to Section 11.01.

                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

         if to Buyer, to:

                  Rory J. Cowan, Chairman and Chief Executive Officer Lionbridge Technologies, Inc.
                  950 Winter Street
                  Waltham, MA 02451
                  Telecopy: 781.434.6034

                  with a copy to:

                  Margaret A. Shukur
                  General Counsel
                  950 Winter Street
                  Waltham, MA 02451
                  Telecopy: 781.434.6034

         if to Seller, to:

                  Bart Catalane, COO & CFO
                  Ziff Davis Media Inc.
                  28 East 28th Street
                  New York, New York  10016
                  Telecopy:  212.503.3550

                  with a copy to:

                  Carolyn Schurr Levin, General Counsel
                  Ziff Davis Media Inc.
                  28 East 28th Street
                  New York, New York  10016
                  Telecopy:  212.503.3560

     Section 12.02.    Amendments; No Waivers.

     (a) Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 12.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 12.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     Section 12.07. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

     Section 12.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         LIONBRIDGE TECHNOLOGIES, INC.


                                         By: /s/ Stephen Lifshatz
                                             ----------------------------------
                                             Name:  Stephen Lifshatz
                                                   ---------------------------
                                             Title: Senior Vice President,
                                                    ----------------------------
                                                    Chief Financial Officer
                                                    -----------------------

                                         ZIFF DAVIS DEVELOPMENT INC.


                                         By: /s/ Bart W. Catalane
                                             ----------------------------------
                                             Name:  Bart W. Catalane
                                                    ---------------------------
                                             Title: Chief Operating Officer and
                                                    --------------------------
                                                    Chief Financial Officer
                                                    -----------------------

                                         ZIFF DAVIS MEDIA INC.


                                         By: /s/ Bart W. Catalane
                                             ----------------------------------
                                             Name:  Bart W. Catalane
                                                    ---------------------------
                                             Title: Chief Operating Officer and
                                                    ----------------------------
                                                    Chief Financial Officer
                                                    ------------------------

                  [Signature page to Stock Purchase Agreement]